Exhibit 23



          CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation of our reports dated March 5, 1999 included in this Form 8-K, into Enron Corp.'s previously filed Registration Statement File Nos. 33-13397 (Savings Plan), 33-34796 (Savings Plan), 33-52261 (Savings Plan), 33-27893
(1988 Stock Option Plan), 33-52768 (1991 Stock Plan), 33-
52143 (955,640 Shares of Common Stock), 33-60821 (1994 Stock
Plan), 333-22739 (347,793 Shares of Common Stock), 333-19253
(Stock Option Plan for Zond Exchange Agreements), 333-70465 (Debt Securities, Common Stock, Preferred Stock and Depositary Shares), 333-44133 (244,283 Shares of Common Stock), 333-38253 (176,634 Shares of Common Stock) and 333-48193 (1994 Deferral Plan).





                              ARTHUR ANDERSEN LLP





Houston, Texas
March 18, 1999